Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 3, 2026

Registration Statement No. 333-285619-04

**PRICING DETAILS** GM Financial $1.001BN Prime Auto Lease ABS (GMALT) 2026-1

Joint Bookrunners : Wells Fargo Securities (Str), Barclays, BNP Paribas, and Morgan Stanley

Co-Managers : CIBC Capital Markets, Drexel Hamilton, Scotiabank, and TD Securities

CL	SIZE ($MM)	WAL**	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PRICE
A-1	139.860	0.34	A-1+/F1+	01-07	09/2026	02/2027	I-CRV	+ 14	3.821	3.821	100.00000
A-2	352.120	1.10	AAA/AAA	07-17	07/2027	04/2028	I-CRV	+ 30	3.809	3.77	99.99003
A-3	352.120	1.82	AAA/AAA	17-26	04/2028	01/2029	I-CRV	+ 35	3.919	3.88	99.98691
A-4	61.500	2.24	AAA/AAA	26-27	05/2028	01/2030	I-CRV	+ 42	4.023	3.98	99.97908
B	49.460	2.38	AA/AA	27-29	07/2028	01/2030	I-CRV	+ 55	4.164	4.12	99.98096
C	45.580	—————————————RETAINED—————————————

** 100% PPC to Maturity

-Transaction Details-

*	Issued Size : $1,000,640,000 (no grow)
*	Offered Size : $955,060,000 (no grow)
*	BBG Ticker : GMALT 2026-1
*	Offering Format : SEC Registered (Public)
*	Pxg Speed : 100% PPC to Maturity
*	Exp. Ratings : S&P, Fitch
*	ERISA Eligible : Yes
*	Exp. Settle : February 12, 2026
*	First Pay Date : March 20, 2026
*	Min Denoms : $1k x $1k
*	B&D : Wells Fargo Securities

-Available Materials-

*	Preliminary Prospectus : Attached
*	Free Writing Prospectus : Attached
*	Intex CDI : Attached
*	Intex Deal Name : wsgmalt2601| Password : 739B
*	DealRoadshow : https://dealroadshow.com | Password : GMALT261 (Case Sensitive)
*	DealRoadshow Direct Link : https://dealroadshow.com/e/GMALT261

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https://www.wellsfargo.com/com/disclaimer/ap4. This communication will be retained and may be monitored.